Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Primus Guaranty, Ltd. 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd. and to the incorporation by reference therein of our report dated September 29, 2004, with respect to the consolidated financial statements for the year ended December 31, 2003, included in the prospectus of Primus Guaranty, Ltd. filed pursuant to Rule 424(b) on September 30, 2004.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
December 17, 2004